Exhibit 10.2

EXECUTION COPY

EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement (hereinafter “Agreement”) is made and entered into this 28th day of September, 2012 (hereinafter the “Effective Date”) by and between ZAGG INC, a Nevada corporation whose principal place of business is in Salt Lake County, Utah (the “Company”), and ROBERT G. PEDERSEN II, an individual (“Consultant”), and is based upon the following:

RECITALS

WHEREAS, Consultant was previously employed by the Company as its Chief Executive Officer, having resigned on August 17, 2012 as its Chief Executive Officer and as the Chairman of its Board of Directors;

WHEREAS, in connection with the termination of his employment with the Company, the Company and Consultant have executed and delivered the Separation and Release of Claims Agreement attached hereto as Exhibit A (the “Separation and Release Agreement”), which is incorporated herein in its entirety; and

WHEREAS, the Company desires to continue to obtain Consultant’s services and assistance under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

AGREEMENT

1. ENGAGEMENT; CONSULTING SERVICES.

1.01 Term of Engagement. The term of this Agreement shall commence on the Effective Date of this Agreement and shall end on the earlier of: (a) Consultant’s death, or (b) August 16, 2013 (the “Term”), unless otherwise terminated pursuant to Section 3 of this Agreement, provided, however, that the parties may extend the Term by mutual agreement.

1.02 Consulting Services; Time Commitment. The Company hereby retains Consultant to provide consulting services under the title “Founder and Executive Consultant,” including without limitation, services related to the current and historical finances and operations of the Company, relationships with licensors, customers and vendors, product development, marketing and distribution, representing the Company at public appearances, participation in Company meetings as an independent contractor on projects and matters as requested from time to time by the Chairman of the Board of the Company and serving at the pleasure of the Company as the Chairman of the Board of Directors of HzO, Inc. (the “Consulting Services”). For avoidance of doubt and not by away of limitation, the Consulting Services will expressly include the following: (i) speaking at no less than six (6) Company events during the Term, (ii) participation in selected customers/vendor meetings, (iii) attendance at ZAGG functions at the Consumer Electronics Show in Las Vegas, Nevada in January 2013, (iv) attendance at ZAGG functions at the MacWorld tradeshow in San Francisco, California in January 2013, and (v) attendance at ZAGG functions at the CTIA Wireless tradeshow in Las Vegas Nevada in May 2013. Consultant hereby agrees to reasonably perform the Consulting Services at the request of the Company, in each case, on the terms and subject to the conditions set forth herein; provided, however, that the Consulting Services shall not require the commitment of more than ten (10) hours per week during the Term. Nothing in this Agreement shall obligate or require the Company to request or use Consultant’s Consulting Services during any particular month of the Term of this Agreement, and Consultant should have no expectation that his Consulting Services will be requested during each month of the Term. The Company will provide reasonable advance notice to Consultant of any project or matter as to which Consultant will be requested to provide Consulting Services or any meeting that the Company requires Consultant to attend. All requests by the Company will take into consideration Consultant’s other commitments and the Company will, to the extent reasonably practicable, accommodate Consultant’s schedule in requesting work.

1.03 Quality of Consulting Services. Consultant shall perform the Consulting Services in substantially the same manner, nature and quality as services were performed by Consultant to the Company immediately prior to Consultant’s resignation, except that the amount of time dedicated to the Consulting Services will be equal to or less than ten (10) hours per week. The parties will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of the Consulting Services; all conflicts relating to Consultant’s availability or the scope of the required Consulting Services to be resolved directly with the Company’s CEO or the Chairman of its Board of Directors. The Company acknowledges that Consultant will be involved in other business activities during the Term of this Agreement.

1.04 No Conflict. Consultant represents and warrants that his execution of this Agreement, his engagement with the Company, and the performance of the Consulting Services shall not violate any obligations Consultant may have to any other person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.            CONSIDERATION. In consideration for the Consulting Services and for Consultant’s commitment to provide the Consulting Services, the Company agrees to (i) pay Consultant a consulting fee during the Term of this Agreement in the aggregate amount of $910,000 to be paid in twelve (12) equal monthly installments, the first payment being paid on the Effective Date and each subsequent payment being paid on the 1 6th day of each succeeding month during the Term, and (ii) reimburse Consultant’s health and life insurance premiums during the Term and for twelve (12) months thereafter; provided that reimbursement of health insurance premiums will cease if Consultant obtains new employment where health insurance is available to him (the “Consulting Fee”), provided further that Consultant does not revoke or attempt to revoke the Separation and Release Agreement and does not disparage the Company, its products, officers, directors, employees, vendors or customers. Consultant will be reimbursed reasonable travel and other expenses incurred in connection with Consulting Services requested by the Company.

3. TERMINATION OF AGREEMENT.

3.01 Grounds for Early Termination by Company. Notwithstanding the covenants contained in Sections 1.01 and 2 of this Agreement, the Company may terminate this Agreement at any time if (a) Consultant revokes or attempts to revoke the Separation and Release Agreement pursuant to the terms of Section 8 of that agreement; (b) Consultant commits an act of fraud, dishonesty, or embezzlement against the Company or any affiliate thereof; (c) Consultant has been convicted (or entered a plea of nolo contendre in lieu thereof) of a felony or of a crime involving fraud, dishonesty, moral turpitude, or physical harm to any person; (d) Consultant materially breaches one or more terms of this Agreement; (e) Consultant discloses Confidential Information (as defined in Section 5.01 of this Agreement) without authorization which disclosure Consultant knew or reasonably should have known would result in damage to the Company; (f) Consultant engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets or a business opportunity; (g) Consultant refuses to follow a lawful rule, policy, regulation or directive of the Company; (h) Consultant uses drugs or alcohol in violation of Company policy or that impedes Consultant’s job performance; (i) Consultant commits any act to secure or attempt to secure any personal profit not fully disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company; or (j) Consultant engages in any other gross, willful or wanton negligence, intentional misconduct, or conduct that jeopardizes the reputation of the Company or its relationship with its vendors or customers.

3.02 No Payment After Early Termination. If the Company terminates the Agreement for any of the reasons stated in Section 3.01 of this Agreement, the Company shall pay Consultant any unpaid Consulting Fees earned and unpaid health insurance premium reimbursements as of the date of termination of this Agreement, but shall not be liable to pay Consultant any Consulting Fees or reimburse Consultant for any other health and life insurance premiums for the remainder of the Term and shall not request Consultant’s Consulting Services during the remainder of the Term.

4.             INDEPENDENT CONSULTANT. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Consultant will have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company. Instead, Consultant’s relationship with the Company will be that of an independent contractor performing the Consulting Services. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes. Consultant acknowledges and agrees that Consultant is obligated to report as income all consideration that he receives under this Agreement, and Consultant acknowledges and agrees to pay all self-employment and other taxes thereon.

5.             NON-DISCLOSURE AND CONFIDENTIALITY. Consultant agrees that during his engagement with the Company, whether or not under this Agreement, and at all times thereafter:

5.01 Definition of Confidential Information. As used herein, the term “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the Company or any affiliate, parent or subsidiary of the Company, including HzO, Inc., (each, an “Affiliate”), including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company or any Affiliate and including any information of others that the Company or any Affiliate has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Consultant. For purposes of this Agreement, Confidential Information includes information that Consultant learned during the time he was employed by the Company pursuant to the terms of the Employment Agreement or any other agreement.

5.02 Non-Disclosure and Unauthorized Use of Confidential Information. Consultant shall not at any time, directly or indirectly, disclose, copy, or divulge any Confidential Information except as required in connection with the performance of his duties for the Company or any Affiliate, and except to the extent required by law (but only after Consultant has provided the Company or the applicable Affiliate with reasonable notice and opportunity to take action against any legally required disclosure). Consultant shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of his duties for the Company or any Affiliate.

5.03 Return of Property upon Termination. Upon the termination of Consultant’s engagement with the Company or upon the Company’s request at any time and for any reason, Consultant shall immediately deliver to the Company all materials (including all soft and hard copies) in his possession which contain or relate to Confidential Information.

5.04 Inventions and Developments. All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by Consultant, either alone or in conjunction with others, at any time or at any place during Consultant’s engagement or prior employment with the Company, whether or not under this Agreement and whether or not reduced to writing or practice during such period of engagement or prior employment, which relate to consumer electronics, shall be and hereby are the exclusive property of the Company without any further compensation to Consultant, unless otherwise agreed by the Board of Directors of the Company in writing. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by Consultant are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

5.05 Assignment of Developments. Consultant shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, Consultant will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain, enforce and defend the Company’s rights in such Development. Consultant shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Consultant’s death or incapacity), to act for and in Consultant’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by Consultant.

6.            NONCOMPETITION. In consideration of this engagement with the Company, Consultant agrees as follows:

6.01 Covenant Not to Compete. During the term of Consultant’s engagement and for eighteen (18) months thereafter (the “Non-Compete Period”), Consultant shall not, in any manner, directly or indirectly, in the Restricted Territory (as defined hereafter): (a) engage or invest in, (b) own, manage, operate, finance, control, (c) participate in the ownership, management, operation, financing, or control of, or (d) be employed by, work for or with, or in any way assist, any business, person, firm, corporation, partnership, limited liability company, governmental or private entity, or any other entity of whatever kind, engaged in any business in which the Company or any Affiliate is engaging or is planning in writing to engage during or at the time of termination of the Term (collectively, the “Restricted Business”) without the prior written authorization of the Board of Directors of the Company. For purposes of this Agreement, the “Restricted Territory” means the geographic area consisting of the United States of America or anywhere else in the world where the Company or any Affiliate does business or is planning to do business as of the date of the termination of Consultant’s engagement with the Company. Nothing contained in this Agreement, including this Section 5.01, shall prohibit Consultant from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Consultant has no active participation in the business of such corporation.

6.02 Non-Solicitation of Other Employees. During the term of Consultant’s engagement and for eighteen (18) months thereafter (the “Non-Solicitation Period”), Consultant shall not directly or indirectly solicit, induce, recruit or encourage any person employed by or otherwise providing services to the Company or any Affiliate to terminate his or her employment or services with the Company or that Affiliate or to take employment with another person, including, without limitation Consultant; any other entity controlled or organized by Consultant or in which Consultant is an officer, director, or agent; and any other entities that are competitive or are potentially competitive with the Company.

6.03 No Solicitation of Customers or Suppliers. During the term of Consultant’s engagement with Company and for a period of eighteen (18) months thereafter (the “Customer and Supplier Non-Solicitation Period”), Consultant agrees not to divert or attempt to divert from the Company (or any Affiliate of the Company) any business of any kind, including without limitation the Company’s or any Affiliate’s customers, clients, members, investors, business partners, vendors or suppliers.

6.04 No Competitive Planning. During the term of his engagement with Company, Consultant agrees not to prepare to compete with the Company or any of its Affiliates or to otherwise engage in any planning or activities relating to business interests that would be competitive or potentially competitive with the business of Company or any of its Affiliates.

6.05 Communication of Contents of Covenants. During the Non-Compete Period, Consultant shall communicate the contents of this Section 6 to any person (including any business) that Consultant intends to be retained or employed by, associated with, or represent and which Consultant knows is engaged in the Restricted Business in the Restricted Territory.

6.06 Tolling of Covenant. If it is judicially determined that Consultant has violated any of his obligations under Section 6 of this Agreement, then the Non-Compete Period, the Non-Solicitation Period and, alternatively or additionally, the Customer and Supplier Non-Solicitation Period, as the case may be, will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

6.07 Consultant’s Acknowledgment. Consultant acknowledges that the obligations of Consultant under this Section 6 (including the geographic boundaries, scope of prohibited activities and the time duration of the provisions) are reasonable in the context of the nature of the Restricted Business and the competitive injuries likely to be sustained by the Company if Consultant were to violate such obligations, and are no broader than are necessary to protect the legitimate business interests of the Company and any Affiliate of the Company. Consultant further acknowledges that the Company would not have engaged Consultant in the absence of this Section 6 and the other covenant, representations and warranties of Consultant made herein, which Consultant acknowledges constitutes good, valuable and sufficient consideration. Consultant also acknowledges that, in the event Consultant’s engagement with the Company is terminated for any reason, Consultant will be able to earn a livelihood without violating his obligations under this Section 6 and that Consultant’s ability to earn a livelihood without violating such obligations is a material condition to Consultant’s engagement with the Company.

7.             REMEDIES. If Consultant breaches or threatens to breach any of the provisions of Sections 5 or 6 herein, the Company shall have the right to have such provisions specifically enforced by preliminary and permanent injunctions or otherwise without the necessity of filing a bond, it being acknowledged and agreed that any such breach or threatened breach will cause continuing and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company and Consultant agree that the remedy in this Section 7 shall be in addition to any and all other remedies available at law or in equity.

8.             MISCELLANEOUS.

8.01 Assignment. The performance of Consultant is personal hereunder, and Consultant agrees that Consultant shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company to any person or entity, including but not limited to any Affiliate; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

8.02 Indemnification. Subject to the last sentence of this Section 8.02 below, the Company shall indemnify and hold Consultant harmless if he becomes or is threatened to be made a party to any proceeding, whether civil, criminal or administrative, other than actions by or in the right of the Company (each a “Proceeding”), arising from or relating to the Consulting Services, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Consultant in connection with any Proceeding (“Expenses”), except that no indemnification under this Section shall be made in respect of any claim, issue or matter arising in any Proceeding as to which Consultant’s actions or omissions constitute gross negligence. Subject to the last sentence of this Section 8.02, the Company shall advance all reasonable legal expenses incurred by Consultant in connection with the investigation, defense, settlement or appeal of any Proceeding to which Consultant is a party or is threatened to be made a party and arising from or relating to the Consulting Services; provided that counsel for Consultant is reasonably acceptable to the Company. Consultant hereby undertakes to promptly repay such amounts advanced if it shall ultimately be determined that Consultant is not entitled to be indemnified by the Company under the provisions of this Agreement. The advances to be made hereunder shall be paid by the Company to Consultant within thirty (30) days following delivery of a written request therefor by Consultant to the Company. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Consultant with respect to (i) Proceedings or claims initiated or brought voluntarily by Consultant, (ii) any amounts paid in settlement of a Proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld, or (iii) a decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

8.03 Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

8.04 Severability. If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

8.05 Survival. The terms and provisions of the Company’s and Consultant’s obligations or agreements under Sections 5, 6 and 7 herein shall survive any termination of Consultant’s engagement hereunder and the termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

8.06 Amendments and Waivers. This Agreement may not be modified, amended, or changed except by an instrument in writing, signed by the President or other executive officer of the Company. No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.

8.07 Notice. All notices or other communications given or made hereunder shall be in writing and shall be deemed duly given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party’s address set forth on the signature page below, or at such other address as such party may designate by ten (10) days advance written notice to the other parties in accordance with this Section 8.06.

8.08 Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Consultant’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. Except as otherwise noted herein or in the Consulting Agreement, this Agreement supersedes and replaces any other agreement between Consultant and the Company. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Consultant and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Consultant’s duties, position, or compensation will not affect the validity or scope of this Agreement.

8.09 Further Instruments. The parties hereto agree that they will execute any and all other documents or legal instruments that may be necessary or required to carry out and effectuate all of the provisions hereof.

8.10 Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Utah, without regard to conflict of laws principals.

8.11 Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement, Consultant’s engagement with the Company, or the transactions contemplated hereby shall be resolved exclusively by the state and federal courts located in Salt Lake County in the State of Utah, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.

8.12 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR CONSULTANT’S ENGAGEMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.13 Attorneys’ Fees. The prevailing party in any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement or Consultant’s engagement with the Company shall be reimbursed by the party who does not prevail for their reasonable attorneys’, accountants’, and experts’ fees and for the costs of such proceeding. The provisions set forth in this Section shall survive the merger of these provisions into any judgment.

8.14 Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement nor affect its terms and provisions.

8.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against either party as the drafter thereof.

8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

8.17 Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

8.18 CONSULTANT ACKNOWLEDGEMENT. CONSULTANT HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT CONSULTANT DEEMS NECESSARY OR APPROPRIATE, THAT CONSULTANT HAS READ AND UNDERSTANDS THE AGREEMENT, THAT CONSULTANT IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT CONSULTANT HAS ENTERED INTO IT FREELY BASED ON CONSULTANT’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

“COMPANY”

ZAGG Inc,
a Nevada corporation

By:	/s/ Brandon T. O’Brien
Name: Brandon T. O’Brien
Title: Chief Financial Officer

Address:	3855 South 500 West, Suite J
Salt Lake City, Utah 84115

Attn: Chief Financial Officer
Phone: (801) 263-0699
Fax: (801) 263-1841

"CONSULTANT"

By:	/s/ Robert G. Pedersen II
Robert G. Pedersen II

Address:	5775 Holladay Blvd.
Holladay, Utah 84121
Phone: (801) 897-9195
Fax: (801) __________
Email: Robert@zagg.com

“EXHIBIT A

Separation and Release Agreement